UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]
Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e) (2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             RED HOT CONCEPTS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
          N/A
     (2)  Aggregate number of securities to which transaction applies:
          N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction:
          N/A
     (5)  Total fee paid:
          $125.00
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)       Amount Previously Paid:
                  2)       Form, Schedule or Registration Statement No.:
                  3)       Filing Party:
                  4)       Date Filed:

                             RED HOT CONCEPTS, INC.
                            6701 DEMOCRACY BOULEVARD
                                    SUITE 300
                            BETHESDA, MARYLAND 20817
                                 (301) 493-4553


                                                                NOVEMBER 3, 1997


Dear Shareholder:

         We invite you to attend a special meeting of the shareholders (the "Special Meeting") of Red Hot Concepts, Inc. to be held at the offices of Reed Smith Shaw & McClay at 1301 K Street, N.W., Suite 1100 - East Tower, Washington, DC on November 25, 1997 at 10:00 a.m..

         The Special Meeting is being held for the purpose of obtaining Shareholder approval to amend the Company's Certificate of Incorporation to effectuate a Reverse Stock split of the Company's Common Stock.

         The enclosed Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the Special Meeting.

         YOUR VOTE IS IMPORTANT. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Special Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

         If you have any questions, please call the Company's Secretary, H. Michael Bush, or me at (301) 493-4553.

         Thank you for your participation and continuing support.

                                   Sincerely,



                                    Colin Halpern
                                    Chairman of the Board and President

                             RED HOT CONCEPTS, INC.
                            6701 DEMOCRACY BOULEVARD
                                    SUITE 300
                            BETHESDA, MARYLAND 20817
                                 (301) 493-4553

        -----------------------------------------------------------------
                  NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 25, 1997
        -----------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Red Hot Concepts, Inc. (the "Company") will be held on November 25, 1997 at 10:00 a.m., at the offices of Reed Smith Shaw & McClay at 1301 K Street, N.W., Suite 1100 - East Tower, Washington, DC for the following purposes:

     (1)  To amend the Company's  Certificate of  Incorporation  to effect a one
          (1) for three (3) reverse stock split of the  Company's  Common Stock;
          and

     (2) To transact other business as may properly come before the Special Meeting or any adjournments thereof.

         Pursuant to the Bylaws, the Board of Directors has fixed the close of business on October 15, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

         In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

         You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and mail it in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Special Meeting.

                               By Order of the Board of Directors

                                    H. Michael Bush
                                    Secretary
Bethesda, Maryland
November 3, 1997
------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             RED HOT CONCEPTS, INC.
                            6701 DEMOCRACY BOULEVARD
                                    SUITE 300
                            BETHESDA, MARYLAND 20817
                                 (301) 493-4553

        -----------------------------------------------------------------
                                 PROXY STATEMENT
                       SPECIAL MEETING OF THE SHAREHOLDERS

                                NOVEMBER 25, 1997
        -----------------------------------------------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished to shareholders of Red Hot Concepts, Inc. ("Red Hot" or the "Company") in connection with the solicitation by the Board of Directors of Red Hot of proxies to be used at the special meeting of the shareholders (the "Special Meeting"), to be held November 25, 1997 at 10:00 a.m., at the offices of Reed Smith Shaw & McClay ("RSSM"), 1301 K Street, N.W., Suite 1100 - East Tower, Washington, DC and at any adjournments thereof. It is anticipated that this Proxy Statement will be mailed to shareholders on or about November 3, 1997.

         If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR PROPOSAL 1 TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A ONE (1) FOR THREE (3) REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Such proxies will be counted for purposes of determining a quorum at the Special Meeting. Except for procedural matters incident to the conduct of the Special Meeting, the Company does not know of any other matters that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors.

         The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company, H. Michael Bush, a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person.

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph.

         The Board of Directors has fixed the close of business on October 15, 1997 as the record date for determination of shareholders entitled to vote at the Special Meeting. At the close of business on the record date, the Company had approximately 10,262,347 shares of Common Stock outstanding and entitled to vote. Each share entitles its owner to one vote on all matters. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.

                         OWNERSHIP OF EQUITY SECURITIES

         The table below sets forth certain information as of October 15, 1997, the record date, regarding the beneficial ownership, as defined in regulations of the Securities and Exchange Commission, of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. On October 15, 1997, there were 10,262,347 shares of the Company's Common Stock outstanding. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed. "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the Securities and Exchange
Commission and is not to be construed as a representation that any of such shares are in fact beneficially owned by any person.

   Names and Address of                         Amount and Nature of         Percentage of Class
    Beneficial Owner                            Beneficial Ownership
Woodland Limited Partnership (1)                      3,737,500                        36%
1301 K Street, N.W.
Washington, DC  20005

Colin Halpern                                            -0-                           -0-

Melvin F. Lazar                                         15,000 (2)                      *

Robert P. Flack                                         15,000 (2)                      *

All directors and executive                             60,000 (2)                      *
officers as a group (4 persons)

-----------------------------
*  Less than 1%
(1) Woodland Group is the General Partner of Woodland Limited Partnership. Woodland Group is owned one-third by Mr. Jay Halpern, one-third by Ms. Nancy Gillon and one-third by Mrs. Gail Halpern. Gail Halpern is the wife of Colin Halpern. Jay Halpern and Nancy Gillon are the children of Gail and Colin Halpern. By reason of their indirect ownership of 100% of Woodland Limited Partnership, Mr. Halpern, Ms. Gillon and Mrs. Halpern may be deemed to have a beneficial interest in the shares owned by Woodland Limited Partnership. Messrs. Halpern, Ms. Gillon and Mrs. Halpern disclaim beneficial ownership of such securities.

(2) Represents options to purchase shares of Common Stock exercisable within 60 days of September 15, 1997.

                                   PROPOSAL I

              APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                     TO EFFECT REVERSE SPLIT OF COMMON STOCK


         The Board of Directors has approved and is proposing to the shareholders a reverse stock split through which holders of the Company's Common Stock would receive one (1) share of new Common Stock in exchange for each three
(3) shares of Common Stock owned.

         The Board of Directors believes that it is in the best interests of the Company and its shareholders to effect a one (1) for three (3) reverse stock split (the "Reverse Stock Split") of the Company's Common Stock.

         To effectuate the Reverse Stock Split, the Company is required to amend its Certificate of Incorporation. Shareholders are being asked to approve the Amendment to the Company's Certificate of Incorporation (the "Certificate Amendment"), a copy of which is attached hereto as Exhibit A. If the Certificate Amendment is approved by the shareholders, each three (3) shares of Common Stock (the "Old Common Stock") outstanding on the Effective Date (as defined below) will be converted automatically into one share of new Common Stock (the "New Common Stock"). To avoid the existence of fractional shares of New Common Stock, shareholders who would otherwise be entitled to receive fractional shares of New Common Stock shall receive cash for the value of such fractional shares. See "Exchange of Stock Certificates" below. The effective date of the Reverse Stock Split (the "Effective Date") will be the date on which the Amendment is filed with the Secretary of State of Delaware which is anticipated to be as soon as practicable following the date of the Special Meeting.

         The Board of Directors of the Company believes that the Reverse Stock Split is in the best interests of both the Company and its shareholders, and has unanimously approved the Certificate Amendment. The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to decide not to proceed with the Reverse Stock Split, if, at any time prior to its effectiveness, it determines, in its sole discretion, that it is no longer in the best interests of the Company and its shareholders.

Effect of Reverse Stock Split

         The principal effect of the Reverse Stock Split will be to reduce the number of outstanding shares of Common Stock from 10,262,347 shares to approximately 3,420,782 shares. The proposed Reverse Stock Split would not affect any shareholder's proportionate equity interest in the Company except as may result from the provisions for the elimination of fractional shares as described below. The relative rights and preferences of the New Common Stock will be identical to the relative rights and preferences of the Old Common Stock

         In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Stock, shareholders who would otherwise be entitled to receive a fractional share of New Common Stock (the "Fractional Shareholders") shall receive payment in cash in lieu of receiving a fractional share of New Common Stock. See "Exchange of Stock Certificates."

         The following table illustrates the principal effects of the Reverse Stock Split of the Company's Common Stock on the capitalization of the Company (without giving effect to any adjustments for fractional shares):

                                                                       Number of Shares as of
                                                                          October 15, 1997

                                                    Prior to Reverse Stock Split        After Reverse Stock Split
Authorized
     Preferred Stock                                               100,000                          100,000
     Common Stock                                               19,900,000                       19,900,000
Outstanding
     Preferred Stock                                               100,000                          100,000
Common Stock
     Outstanding                                                10,262,347                        3,420,782
     Issuable upon exercise of Options and                       2,240,194                          746,731
       Warrants                                                 12,502,541                        4,167,513
     Total


                                                    Prior to Reverse Stock Split        After Reverse Stock Split
Shareholders' equity as of June 29, 1997                   $    500,066                  $       500,066
Shareholders' equity per share as of June 29, 1997         $       .049                  $          .146

Net loss for fiscal year ended December 29, 1996           $  6,294,829                  $     6,294,829
Net loss per share for fiscal year ended December 29,      $       0.91                  $          2.73
1996
(based on weighted average number of shares
outstanding of 6,929,929 and
2,309,976, respectively)

Background and Reasons for the Proposal

         The Board of Directors believes that the Reverse Stock Split is beneficial to the Company and the shareholders. The principal reasons for the Reverse Stock Split are to aid the Company in remaining eligible for listing on the NASDAQ SmallCap Market (the "SmallCap Market"), to attempt to enhance investor interest in the Common Stock and to attempt to help the investment community realize the underlying value of the Common Stock.

         In June, 1997, the Company received a notice from the Nasdaq Stock Market, Inc. that the Company's Common Stock was not in compliance with the SmallCap Market minimum bid requirement because the Company's Common Stock had failed to maintain a closing bid price greater than or equal to $1.00. Nasdaq SmallCap Market listing criteria requires that for continued listing, all securities, except warrants and rights, must maintain a minimum bid price of $1.00. The Nasdaq Stock Market, Inc. gave the Company 90 days to demonstrate compliance with the $1.00 minimum bid price or adopt a plan to achieve compliance, otherwise the Company's Common Stock would be delisted.

         As of the close of trading on October 15, 1997, the bid price for the Company's Common Stock was $[1-1/16]. The proposed Reverse Stock Split is intended to raise the trading price of the Company's stock in order to ensure that the Company's stock will continue to trade at a price at or above the Nasdaq Stock Market's minimum bid requirement.

         The Board of Directors believes that the decrease in the number of shares of the Company's Common Stock outstanding as a consequence of the Reverse Stock Split and the resulting anticipated corresponding increased price level will result in greater interest in the Company's Common Stock by the financial community and the investing public than if the Reverse Stock Split were not effected. The Board of Directors believes that the relatively low share price of the Common Stock, when compared with the market prices of the common stock of publicly held companies in the same or comparable industries, impairs the marketability of the Common Stock and creates a negative impression of the Company. There can be no assurance, however, that the financial community and/or public investors will show greater interest in the Company's Common Stock or that the market price of the Company's Common Stock immediately after effectiveness of the Reverse Stock Split will increase. Moreover, if the stock price does increase, there can be no assurance that such increase can be maintained for any period of time, or such market price will approximate three
(3) times the market price of the stock before the Reverse Stock Split. In fact, if the market price of the Company's Common Stock after the Reverse Stock Split is not three (3) times the market price of the stock prior to the Reverse Stock Split, the value of the Company's Common Stock in the hands of the Shareholders will have been reduced as a result of the Reverse Stock Split.

         In the event that the shareholders fail to approve the Reverse Stock Split, it is uncertain whether the Company's Common Stock will trade at a price above $1.00 per share. Since maintaining a minimum bid price of $1.00 per share is a requirement of the Nasdaq Stock Market for the inclusion of the Company's Common Stock as a SmallCap Market security, the failure to satisfy this requirement will cause the Common Stock to be removed from the Nasdaq SmallCap Market. In such an event, the Company's Common Stock would be delisted from the SmallCap Market and sales of the Company's Common Stock would not be reported on the Nasdaq Stock Market. As a result, sales of the Company's Stock would likely only be reported in the National Daily Quotation Service published by the National Quotation Bureau, Inc. and certain electronic quotation services and would not be readily available in newspapers. To the extent that no sales of the Company's stock occur, no listing would be published by the National Quotation Bureau, Inc.

         The Company is not aware of any current efforts to accumulate Common Stock or obtain control of the Company, and the Reverse Stock Split is not intended to be an anti-takeover device. The Reverse Stock Split is being proposed with a view toward enhancing marketability of the Company's Common Stock by moving the price into a range more acceptable to the investment community.

Execution and Consequences of Reverse Stock Split

Exchange of Stock Certificates

         If the proposal to implement the Reverse Stock Split is adopted, shareholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Stock. Shareholders of record on the Effective Date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's Transfer Agent (the "Transfer Agent"). Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates.
Shareholders should not submit any certificates until requested to do so.

         As soon as practicable after the Effective Date, the Transfer Agent will send a letter of transmittal to each shareholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing the ownership of New Common Stock.

Payment for Fractional Shares

         No scrip or fractional certificates will be issued in the Reverse Stock Split. Instead, shareholders who would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by three will be entitled to receive a cash payment in lieu thereof at a price equal to the fair market value of the stock as determined by the Board on the effective date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where the Company is domiciled and where funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its transfer agent, as the case may be, concerning ownership of such funds within the time permitted in such jurisdictions. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they are paid.

Certain Federal Income Tax Consequences

         The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular shareholder (such as non-resident aliens, brokers-dealers or insurance companies). Furthermore, no foreign, state or local tax consequences are discussed herein. Accordingly, shareholders are urged to consult their own tax advisors to determine the specific tax consequences of the Reverse Stock Split to them.

         The exchange of shares of stock for shares of post-split stock will not result in recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of post-split stock will include the shareholder's holding period for the shares of stock exchanged therefor, reduced by the tax basis allocable to the receipt of cash in lieu of fractional shares.

         A shareholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to him or her and then immediately redeemed them for cash. Such shareholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such shareholder's pre-split stock allocable to such fractional shares, and such fractional shares actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his or her stock exceeds 12 months.

Vote Required

         Approval of the Reverse Stock Split and adoption of the Certificate Amendment require the affirmative vote of the holders of not less than a majority of the shares represented and voted at the Special Meeting. Abstentions and broker non-votes will be counted as votes against adoption of the Certificate Amendment. Any shareholder entitled to vote may vote part of his or her shares in favor of the proposed Certificate Amendment and refrain from voting shares against the proposed Amendment. In such a case, the shareholder must specify the number of shares which he or she is voting affirmatively or else it will be conclusively presumed that such shareholder intended to vote all of his or her shares in favor of the proposed Certificate Amendment. The Board of Directors unanimously recommends that shareholders vote "FOR" adoption of the proposal.

Proposals of Shareholders

         Any proposal which a shareholder intends to present at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than December 15,1997 in order to be included in the Company's proxy Statement and form of proxy relating to that meeting.



         By order of the Board of Directors

H. Michael Bush
Secretary
Bethesda, Md
November 3, 1997

                             RED HOT CONCEPTS, INC.
                                      PROXY
                      FOR THE HOLDERS OF COMMON SHARES THIS
             PROXY IS SOLICITED ON BEHALF OF RED HOT CONCEPTS, INC.
          SPECIAL MEETING TO BE HELD ON NOVEMBER 25, 1997 AT 10:00 A.M.

The undersigned shareholder of Red Hot Concepts, Inc. (the "Company") hereby appoints Colin Halpern and Melvin F. Lazar, as Proxy to vote all shares of the undersigned at said Special Meeting of Shareholders and at any adjournments thereof, with like effect and as if the undersigned were personally present and voting, upon the following matters:

1. TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A ONE (1) FOR THREE (3) REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK:

           AGAINST  (  )             FOR  (  )               ABSTAIN  (  )

2. Such other matters as may properly come before the meeting at the discretion of proxy holders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                   Dated this ____ day of _____________, 1997

                                    ------------------------------------------
                                      Signature of Shareholder

                                    ------------------------------------------
                                      Signature of Shareholder

                                    ------------------------------------------
                                      Please Print Name

                                    ------------------------------------------
                                      Please Print Name

Please date and sign exactly as your name or names appear on your stock certificate. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such and provide authorization. For shares held by a corporation, please affix its corporate seal.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

                                FORM OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION



               RESOLVED that Article FOUR of this corporation's Certificate of Incorporation be amended to read in its entirety as follows:

               The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 20,000,000 shares of capital stock, with a par value of $.01 per share. The Board of Directors is hereby granted the authority to fix by resolution the designations, voting powers, preferences and relative participation, optional and other special rights of each class of stock.

               Each three (3) shares of Common Stock of the Corporation issued and outstanding immediately prior to the close of business on , 1997, that being the time when the amendment of this Article FOUR of the Certificate of Incorporation shall have become effective, shall be combined and changed and converted into one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Corporation.